Exhibit (h)(4)

Amendment

To Administration Agreement

Dated September 19, 2001,

Between

Financial Investors Trust and

ALPS Fund Services, Inc.

THIS AMENDMENT is made as of April 30, 2008, between Financial Investors Trust, a Delaware business trust (the “Fund”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Fund and ALPS entered into an Administration Agreement (the “Agreement”), dated September 19, 2001; and

WHEREAS, the Fund and ALPS wish to modify the provisions of the Agreement to reflect the deletion of the Prime Money Market Fund therein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.             Deletion of Fund.  The first WHEREAS clause is deleted in its entirety and the following is inserted in lieu thereof:  “WHEREAS, the Trust desires to employ the capital of its American Freedom U.S. Government Money Market Fund and U.S. Treasury Money Market Fund to be offered by the Trust designated by the parties hereto and made subject to this Agreement (each, a “Fund” and collectively, the “Funds”) by investing and reinvesting the same in investments of the type and in accordance with the limitations specified within each Fund’s Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to ALPS, and resolutions of the Trust’s Board of Trustees;”

All references to “Prime Money Market” contained in the Agreement are deleted in their entirety.

2.             Miscellaneous.  Other than as amended hereby, all terms and conditions of the Agreement are unchanged and remain in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of this Amendment first set forth above.

ALPS FUND SERVICES, INC.		FINANCIAL INVESTORS TRUST

By:	/s/ Jeremy O. May	By:	/s/ JoEllen L. Legg
Name:	Jeremy O. May	Name:	JoEllen L. Legg
Title:	Managing Director	Title:	Secretary